SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Investors Title Company
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121 North Columbia Street, Chapel Hill, North Carolina 27514 (919) 968-2200

April 14, 2009

Dear Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Investors Title Company to be held at The Siena Hotel, 1505 East Franklin Street, Chapel Hill, North Carolina on Wednesday, May 20, 2009 at 11:00 a.m. EDT.

     The Annual Meeting will begin with a review of the activities of the Company for the past year and a report on current operations during the first quarter of 2009, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

The Board of Directors of the Company unanimously recommends that you vote FOR the election of the directors nominated to serve until the Annual Meeting of Shareholders in 2012 and for the 2009 Stock Appreciation Right Plan.

     I urge you to review the Proxy Statement, sign and date the enclosed proxy card, and return it promptly in the enclosed postage-paid envelope.

Cordially,

J. Allen Fine
Chief Executive Officer

121 North Columbia Street, Chapel Hill, North Carolina 27514 (919) 968-2200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2009

     The Annual Meeting of the Shareholders of Investors Title Company will be held at The Siena Hotel, 1505 East Franklin Street, Chapel Hill, North Carolina, on Wednesday, May 20, 2009 at 11:00 a.m. EDT, for the following purposes:

(1)	To elect three directors for three-year terms or until their successors are elected and qualified;

(2)	To consider and act upon a proposal for the approval of the 2009 Stock Appreciation Right Plan; and

(3)	To consider any other business that may properly come before the meeting.

     Shareholders of record of Common Stock of the Company at the close of business on April 3, 2009 are entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors:

W. Morris Fine
Secretary

IMPORTANT - Your proxy card is enclosed. You can vote your shares by completing and returning your proxy card in the enclosed postage-paid envelope. Whether or not you expect to be present at the meeting, please review the Proxy Statement and promptly vote in order to assist the Company in keeping down the expenses of the meeting. You can revoke your proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS OF INVESTORS TITLE COMPANY To Be Held on May 20, 2009

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Investors Title Company of proxies to be voted at the Annual Shareholders’ Meeting to be held at The Siena Hotel, 1505 East Franklin Street, Chapel Hill, North Carolina, on May 20, 2009 at 11:00 a.m. EDT, and at all adjournments thereof. Shareholders of record at the close of business on April 3, 2009 are entitled to notice of and to vote at the meeting and any adjournments thereof.

GENERAL INFORMATION

     Proxy Solicitation by the Board of Directors. The solicitation of proxies is made on behalf of the Company’s Board of Directors and will be made either by mail or, as described below, by electronic delivery. The cost of solicitation of proxies will be borne by the Company. Copies of proxy materials and the Annual Report for 2008 will be provided to brokers, dealers, banks and voting trustees or their nominees for the purpose of soliciting proxies from the beneficial owners, and the Company will reimburse these record holders for their out-of-pocket expenses.

     Submitting and Revoking a Proxy. If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy FOR the election of the director nominees set forth herein and FOR the approval of the 2009 Stock Appreciation Right Plan. In addition, if other matters are properly presented for voting at the meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. The Company has not received notice of other matters that may be properly presented for voting at the meeting.

     To ensure that your vote is recorded properly, please vote your shares as soon as possible, even if you plan to attend the meeting in person. Each proxy executed and returned by a shareholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. Shareholders with shares registered directly in their names may revoke their proxy by (1) sending written notice of revocation to the Corporate Secretary, P.O. Box 2687, Chapel Hill, North Carolina 27515-2687, (2) submitting a subsequent proxy or (3) voting in person at the meeting. Attendance at the meeting will not by itself revoke a proxy. A shareholder wishing to change his or her vote who holds shares through a bank, brokerage firm or other nominee must contact the record holder.

     Voting Securities. On April 3, 2009, the Company had a total of 2,585,794 shares of Common Stock outstanding, its only class of issued and outstanding capital stock. Of these shares, 2,294,118 shares are entitled to one vote per share and 291,676 shares are held by a subsidiary of the Company and, pursuant to North Carolina law, are not entitled to vote. A majority of the shares entitled to vote at the meeting, represented at the meeting in person or by proxy, will constitute a quorum.

     Annual Report to Shareholders. An Annual Report of the Company for the calendar year 2008 including financial statements and the independent registered public accounting firms’ opinions, along with the Notice of Annual Meeting, Proxy Statement and proxy card, are being first mailed to the Company’s shareholders on or about April 14, 2009.

     Electronic Delivery of Proxy Materials. The Notice of Annual Meeting and Proxy Statement and the Company’s 2008 Annual Report (the “Proxy Materials”) are available on the Company’s website at www.invtitle.com/investor-rel/proxy-materials as well as online to certain shareholders that have arranged through their broker to receive the Proxy Materials electronically. Shareholders that hold their shares in a brokerage account may have the opportunity to receive future Proxy Materials electronically. Please contact your broker for information regarding the availability of this service.

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and all persons who beneficially own more than 10% of the Company’s securities to file reports with the Securities and Exchange Commission with respect to beneficial ownership of Company securities. Based solely upon a review of copies of the filings that the Company received with respect to the fiscal year ended December 31, 2008, or written representations from certain reporting persons, the Company believes that all reporting persons filed all reports required by Section 16(a) in a timely manner.

     General Information. A copy of the Company’s 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission, or copies of the exhibits to the Form 10-K, can be obtained without charge by contacting Investor Relations at investorrelations@invtitle.com or P.O. Box 2687, Chapel Hill, North Carolina 27515-2687.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

     The Company has a Code of Business Conduct and Ethics that is applicable to all of the Company’s employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. This Code addresses a variety of issues, including conflicts of interest, the protection of confidential information, insider trading, and employment practices. It also requires strict compliance with all laws, rules and regulations governing the conduct of the Company’s business.

     The Code of Business Conduct and Ethics is posted in the Corporate Governance area of the Investor Relations section of the Company’s website at www.invtitle.com. The Company intends to disclose future amendments to or waivers from the Code of Business Conduct and Ethics on its website within two business days after such amendment or waiver.

Shareholder Communications with Directors

     Shareholders can communicate with members of the Company’s Board of Directors in one of two ways. Shareholders may mail correspondence to the attention of the Corporate Secretary, P.O. Box 2687, Chapel Hill, North Carolina 27515-2687. Any correspondence sent via mail should clearly indicate that it is a communication intended for the Board of Directors. Shareholders may also use electronic mail to contact the Board of Directors at boardofdirectors@invtitle.com. The Corporate Secretary regularly monitors this email account. Any communication that is intended for a particular Board member or committee should clearly state the intended recipient.

     The Corporate Secretary will review all communications sent to the Board of Directors via mail and email and will forward all communications concerning Company or Board matters to the Board members within five business days of receipt. If a communication is directed to a particular Board member or committee, it will be passed on only to that member or the members of that committee. Otherwise, relevant communications will be forwarded to all Board members.

Independent Directors

     The Board of Directors has determined that the following directors are independent directors within the meaning of the applicable listing standards of The NASDAQ Stock Market LLC (“NASDAQ”) and the Company’s Board of Directors Independence Standards: Mr. David L. Francis, Mr. Richard M. Hutson II, Mr. R. Horace Johnson, Mr. H. Joe King, Jr., Mr. James R. Morton and Mr. A. Scott Parker III. The Board of Directors Independence Standards can be found in the Investor Relations section of the Company’s website at www.invtitle.com under the heading “Corporate Governance.”

Executive Sessions

     Executive sessions that include only the independent members of the Board of Directors are held periodically.

Compensation Committee Interlocks and Insider Participation

     In 2008, Mr. Hutson, Mr. Morton and Mr. Parker served as the members of the Compensation Committee. Mr. Loren Harrell served on the Compensation Committee until the end of his term in May, 2008, at which time Mr. Hutson joined the Compensation Committee. None of these directors have ever been officers or employees of the Company or any of its subsidiaries. During 2008, none of the executive officers of the Company served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Board of Directors of the Company or its Compensation Committee.

Board of Directors and Committees

     During the year ended December 31, 2008, the Board of Directors held four meetings. All incumbent directors and nominees attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of the Board on which they served. The Company expects each of its directors to attend the Annual Meeting of Shareholders unless an emergency prevents them from attending. All of the Board members were present at the 2008 Annual Meeting.

     The Company’s Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating Committee.

     The Audit Committee. In 2008 the Audit Committee was composed of Mr. Francis, Mr. Johnson and Mr. King. The Audit Committee met nine times in 2008.

     The Audit Committee is directly responsible for overseeing the Company’s accounting and financial reporting processes and appointing, retaining, compensating and overseeing the Company’s independent registered public accounting firm and reviewing the scope of the annual audit proposed by the independent registered public accounting firm. In addition, the Committee reviews and approves related party transactions and periodically consults with the independent registered public accounting firm on matters relating to internal financial controls and procedures. The Committee is responsible for establishing and administering complaint procedures related to accounting and auditing matters.

     The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is posted under the Committee heading of the Corporate Governance area of the Investor Relations section of the Company’s website at www.invtitle.com. The Audit Committee reviews and assesses the adequacy of the charter on an annual basis.

     The Board of Directors has determined that each member of the Company's Audit Committee is “independent” as defined under applicable NASDAQ listing standards and SEC rules. The Board of Directors has also determined that all of the current Audit Committee members—Mr. Francis, Mr. Johnson and Mr. King—are “audit committee financial experts” as defined under applicable SEC rules. See “Audit Committee Report” below for the formal report of the Audit Committee for 2008.

     The Compensation Committee. In 2008, the Compensation Committee was composed of Mr. Hutson, Mr. Morton and Mr. Parker. Mr. Loren Harrell served on the Compensation Committee until the end of his term in May, 2008, at which time Mr. Hutson joined the Compensation Committee. The Compensation Committee met three times in 2008. The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined under applicable NASDAQ listing standards.

     The Compensation Committee operates under a written charter that can be found under the Committee heading of the Corporate Governance area of the Investor Relations section of the Company’s website at www.invtitle.com. The Compensation Committee reviews and assesses the adequacy of the charter on an annual basis.

     The Compensation Committee determines, or recommends to the Board of Directors for determination and for payment by the Company’s wholly owned subsidiary, Investors Title Insurance Company, salaries, bonuses and other compensation of executive officers. The Committee also reviews, approves and administers the Company’s equity incentive plans. For additional information regarding the Company’s processes and procedures for the consideration and determination of director and executive officer compensation, see “Compensation of Directors” and “Executive Compensation – Compensation Discussion and Analysis – Determining Executive Compensation” below.

     See “Compensation Committee Report” below for the formal report of the Compensation Committee for 2008.

     The Nominating Committee. In 2008, the Nominating Committee was composed of Mr. Francis, Mr. King and Mr. Morton. The Nominating Committee met two times in 2008.

     The Nominating Committee operates under a written charter that can be found under the Committee heading of the Corporate Governance area of the Investor Relations section of the Company’s website at www.invtitle.com. The Nominating Committee reviews and assesses the adequacy of the charter on an annual basis.

     The Board of Directors has determined that each member of the Company’s Nominating Committee is “independent” as defined under applicable NASDAQ listing standards.

     The Nominating Committee is responsible for identifying, evaluating and recommending to the Board of Directors candidates for election to the Board of Directors as well as appropriate members for the Audit and Compensation Committees. A slate of nominees for director to present to the shareholders is recommended to the Board of Directors by the Nominating Committee and determined by at least a majority vote of the members of the Board of Directors whose terms do not expire during the year in which the election of directors will occur.

     The Nominating Committee considers a variety of factors before recommending a new director nominee or the continued service of existing Board members. At a minimum, the Nominating Committee believes that a director nominee must demonstrate character and integrity, have an inquiring mind, possess substantial experience at a strategy or policy setting level, demonstrate an ability to work effectively with others, possess either high-level managerial experience in a relatively complex organization or experience dealing with complex problems, have sufficient time to devote to the affairs of the Company and be free from conflicts of interest with the Company and its subsidiaries.

     Other factors the Nominating Committee considers when evaluating a potential director nominee are:

1.	Whether the candidate would assist in achieving a diverse mix of Board members;

2.	The extent of the candidate’s business experience, technical expertise, and specialized skills or experience;

3.	Whether the candidate, by virtue of particular experience relevant to the Company's current or future business, will add specific value as a Board member; and

4.	Any other factors related to the ability and willingness of a candidate to serve, or an incumbent director to continue his or her service to, the Company.

     The Nominating Committee believes that a majority of the members of the Company’s Board of Directors should be independent as defined under applicable NASDAQ listing standards and, as a result, it also considers whether a potential director nominee is independent under such standards. The Committee also requires that all members of the Audit Committee be financially literate pursuant to applicable NASDAQ listing standards and that at least one member of the Audit Committee be an “audit committee financial expert” as defined under SEC rules. Therefore, the Nominating Committee considers whether a potential director nominee meets these criteria when evaluating his or her qualifications.

     It is the policy of the Nominating Committee to consider all director candidates recommended by shareholders, provided that such recommendations are made in accordance with the procedures outlined below. The Nominating Committee evaluates such candidates in accordance with the same criteria it uses to evaluate all other director candidates.

     Any shareholder that wishes to recommend a director candidate to be considered for the 2010 Annual Meeting of Shareholders should send his or her recommendation to the attention of the Corporate Secretary, Investors Title Company, P.O. Box 2687, Chapel Hill, North Carolina 27515-2687, no later than December 15, 2009. The candidate’s name, age, business address, residential address, principal occupation, qualifications and the number of shares of Common Stock beneficially owned by the candidate must be provided with the recommendation. The shareholder must also provide a signed consent of the candidate to serve, if elected, as a director of the Company, and shall include all other information that would be required under the rules of the SEC in the proxy statement soliciting proxies for election of the director candidate.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive an annual retainer for Board services of $3,000 and an attendance fee of $1,500 for each meeting of the Board of Directors attended, in addition to actual travel expenses related to the meetings. Directors receive a $500 fee for participating in a committee meeting provided that the committee meeting is held on a day other than the regularly scheduled board meeting date. The Audit Committee Chairperson receives an additional annual retainer of $500. Directors who are employees of the Company are paid no fees or other remuneration for service on the Board or on any Board committee.

     On May 21, 2008, the date of the Company’s 2008 Annual Meeting of Shareholders, each non-employee director was granted 500 Stock Appreciation Rights (“SARs”) under the Company’s 2001 Stock Option and Restricted Stock Plan with an exercise price of $47.88. Upon exercise of each SAR, a director is entitled to receive an amount (payable in shares of the Company’s common stock) equal to the difference between the closing price of the Company’s common stock on the business day immediately preceding the date of exercise and the exercise price. The number of shares paid on exercise is determined by dividing this amount by the closing price of the Company’s common stock on the business day immediately preceding the date of exercise. These SARs vest in four quarterly installments and became exercisable, to the extent vested, as of June 30, 2008. These SARs will expire on May 21, 2015.

     The Board of Directors makes all decisions regarding the compensation of the members of the Board of Directors. The Chief Executive Officer makes periodic recommendations regarding director compensation, and the Board of Directors may exercise its discretion in modifying any recommended compensation adjustments or awards to the directors.

2008 Director Compensation

	Fees
	Earned
	or Paid	Stock	Option
	In Cash	Awards	Awards	Total
Name (1)	($)	($)(2)	($)(3)	($)
David L. Francis	13,000	6,434	-	19,434
Loren B. Harrell, Jr.	1,500	1,836	-	3,336
Richard M. Hutson II	7,500	4,599	-	12,099
R. Horace Johnson	12,500	6,434	-	18,934
H. Joe King, Jr.	13,500	6,434	-	19,934
James R. Morton	11,500	6,434	-	17,934
A. Scott Parker III	11,000	6,434	-	17,434

(1)	J. Allen Fine, Chief Executive Officer and Chairman of the Board, James A. Fine, Jr., President, Chief Financial Officer and Treasurer, and W. Morris Fine, Executive Vice President and Secretary, are not included in this table as they are employees of the Company and do not receive compensation for their services as directors. The compensation received by Messrs. Fine, Fine, Jr. and Fine as employees of the Company is shown in the Summary Compensation Table on page 23.

(2)	The amounts shown in this column indicate the dollar amount of compensation cost recognized by the Company for financial statement reporting purposes in 2008 pursuant to Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004)” (“FAS 123R”) for outstanding SARs, which comprise all outstanding awards of stock held by the directors, except for purposes of this column the Company has disregarded any estimates of forfeitures related to service-based vesting conditions. For additional information regarding the assumptions made in calculating these amounts, see Note 7 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. For each director, the grant date fair value of SARs granted in 2008 computed in accordance with FAS 123R was $6,132. The aggregate number of SARs outstanding at December 31, 2008 held by directors was as follows:

Outstanding
Stock
Awards at
Fiscal Year
Name	End
David L. Francis	1,500
Richard M. Hutson II	500
R. Horace Johnson	1,500
H. Joe King, Jr.	1,500
James R. Morton	1,500
A. Scott Parker III	1,500

(3)	The Company did not recognize any compensation cost for financial statement reporting purposes in 2008 pursuant to FAS 123R for option awards held by directors. The aggregate number of option awards outstanding at December 31, 2008 held by directors was as follows:

Outstanding
Option
Awards at
Fiscal Year
Name	End
David L. Francis	3,500
Richard M. Hutson II	0
R. Horace Johnson	500
H. Joe King, Jr.	3,500
James R. Morton	500
A. Scott Parker III	3,500

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table indicates the persons known to the Company to be the beneficial owners of more than five percent (5%) of the Company’s outstanding Common Stock as of April 3, 2009.

Name and Address of	Amount and Nature		Percent
Beneficial Owner	of Beneficial Ownership		of Class (1)
Markel Corporation	228,850	(2)	9.8%
4521 Highwoods Parkway, Glen Allen, Virginia 23060

J. Allen Fine	196,475	(3)	8.6%
121 N. Columbia Street, Chapel Hill, North Carolina 27514

W. Morris Fine	179,064	(4)	7.8%
121 N. Columbia Street, Chapel Hill, North Carolina 27514

James A. Fine, Jr.	178,416	(5)	7.8%
121 N. Columbia Street, Chapel Hill, North Carolina 27514

Dimensional Fund Advisors LP	129,230	(6)	5.6%
Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746

(1)	The percentages are calculated based on 2,294,118 shares outstanding as of April 3, 2009, which excludes 291,676 shares held by a wholly-owned subsidiary of the Company. The shares held by the subsidiary are not entitled to vote at the Annual Shareholders’ Meeting.

(2)	The information included in the above table is based solely on Amendment No. 5 to Schedule 13G filed with the SEC on January 23, 2009. Of these shares, Markel Corporation has sole voting and investment power with respect to 213,300 shares and shared investment power with respect to 15,550 shares.

(3)	This includes 151,099 shares held by a limited liability company of which Mr. Fine is the manager and possesses sole voting and investment power with respect to such shares.

(4)	This includes 95,000 shares held by a limited partnership of which Mr. Fine is a general partner and shares joint voting power over such shares with James A. Fine, Jr., such shares also being reflected in James A. Fine, Jr.’s beneficially owned shares, and 4,052 shares held by family members.

(5)	This includes 95,000 shares held by a limited partnership of which Mr. Fine is a general partner and shares joint voting power over such shares with W. Morris Fine, such shares also being reflected in W. Morris Fine’s beneficially owned shares, and 1,965 shares held by family members.

(6)	The information included in the above table is based solely on Schedule 13G filed with the SEC on February 9, 2009. Dimensional Fund Advisors LP has sole voting and investment power over these shares.

     The table below sets forth the shares of the Company’s Common Stock beneficially owned as of April 3, 2009 by each director and nominee for director, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group.

Name of	Amount and Nature		Percent
Beneficial Owner	of Beneficial Ownership		of Class (1)
J. Allen Fine	196,475	(2)	8.6%
W. Morris Fine	179,064	(3)	7.8%
James A. Fine, Jr.	178,416	(4)	7.8%
David L. Francis	49,666	(5)	2.2%
H. Joe King, Jr.	22,339	(6)	*
A. Scott Parker III	14,160	(7)	*
James R. Morton	12,915	(8)	*
R. Horace Johnson	2,500	(9)	*
Richard M. Hutson II	1,607	(10)	*
All Directors and
Executive Officers as a Group
(9 persons)	657,142	(11)	28.6%

*Represents less than 1%

(1)	The percentages are calculated based on 2,294,118 shares outstanding as of April 3, 2009, which excludes 291,676 outstanding shares held by a subsidiary of the Company. The shares held by the subsidiary are not entitled to vote at the Annual Shareholders’ Meeting.

(2)	This includes 151,099 shares held by a limited liability company of which Mr. Fine is the manager and possesses sole voting and investment power with respect to such shares.

(3)	This includes 95,000 shares held by a limited partnership of which Mr. Fine is a general partner and shares joint voting power over such shares with James A. Fine, Jr., such shares also being reflected in James A. Fine, Jr.’s beneficially owned shares, and 4,052 shares held by family members.

(4)	This includes 95,000 shares held by a limited partnership of which Mr. Fine is a general partner and shares joint voting power over such shares with W. Morris Fine, such shares also being reflected in W. Morris Fine’s beneficially owned shares, and 1,965 shares held by family members.

(5)	This total includes 5,000 shares of Common Stock that Mr. Francis has the right to purchase under stock options and stock appreciation rights that are presently exercisable or are exercisable within 60 days of April 3, 2009.

(6)	This total includes 5,000 shares of Common Stock that Mr. King has the right to purchase under stock options and stock appreciation rights that are presently exercisable or are exercisable within 60 days of April 3, 2009. This total also includes 700 shares held by his wife.

(7)	This total includes 5,000 shares of Common Stock that Mr. Parker has the right to purchase under stock options and stock appreciation rights that are presently exercisable or are exercisable within 60 days of April 3, 2009. Additionally, this total includes 3,266 shares held by his wife.

(8)	This total includes 2,000 shares of Common Stock that Mr. Morton has the right to purchase under stock options and stock appreciation rights that are presently exercisable or are exercisable within 60 days of April 3, 2009.

(9)	This total includes 2,000 shares of Common Stock that Mr. Johnson has the right to purchase under stock options and stock appreciation rights that are presently exercisable or are exercisable within 60 days of April 3, 2009.

(10)	This total includes 500 shares of Common Stock that Mr. Hutson has the right to purchase under stock appreciation rights that are presently exercisable or exercisable within 60 days of April 3, 2009.

(11)	This total includes 19,500 shares of Common Stock that all directors, nominees for director and executive officers as a group, have the right to purchase under stock options and stock appreciation rights that are presently exercisable or are exercisable within 60 days of April 3, 2009.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1 - Election of Directors

     The Company’s Board of Directors is composed of 9 members divided into three classes with staggered terms of three years for each class. Based on the recommendations of the Nominating Committee, the Board of Directors has nominated James A. Fine, Jr., H. Joe King, Jr. and James R. Morton for election to serve for a three-year period or until their respective successors have been elected and qualified.

     The nominees will be elected if they receive a plurality of the votes cast for their election. Broker non-votes and abstentions will be counted for purposes of establishing a quorum, but will not be counted in the election of directors and therefore will not affect the election results if a quorum is present. It is the intention of the persons named as proxies in the accompanying proxy card to vote all shares represented by proxy for the three nominees listed below, unless the authority to vote is withheld. If any of the nominees should withdraw or otherwise become unavailable for reasons not presently known, the shares represented by proxy will be voted for three nominees including such substitutions as shall be designated by the Board of Directors. The shares represented by proxy in no event will be voted for more than three persons.

     The Board unanimously recommends that you vote “FOR” the election of the directors nominated to serve until the Annual Meeting of Shareholders in 2012.

Information Regarding Nominees for Election as Directors

		Served as	Term
		Director	to
Name	Age	Since	Expire
James A. Fine, Jr.	46	1997	2009
H. Joe King, Jr.	76	1983	2009
James R. Morton	71	1985	2009

James A. Fine, Jr. is President, Chief Financial Officer and Treasurer of the Company, Executive Vice President, Chief Financial Officer and Treasurer of Investors Title Insurance Company, Executive Vice President and Chief Financial Officer of Northeast Investors Title Insurance Company, Executive Vice President of Investors Title Management Services, Inc., President of Investors Title Exchange Corporation and Investors Title Accommodation Corporation, and Chief Executive Officer of Investors Trust Company and Investors Capital Management Company. Additionally, Mr. Fine serves as Chairman of the Board of Investors Title Accommodation Corporation. Investors Title Insurance Company, Northeast Investors Title Insurance Company, Investors Title Management Services, Inc., Investors Title Exchange Corporation, Investors Title Accommodation Corporation, Investors Capital Management Company and Investors Trust Company are all wholly owned subsidiaries of the Company. Mr. Fine is the son of J. Allen Fine, Chief Executive Officer and Chairman of the Board of the Company, and brother of W. Morris Fine, Executive Vice President and Secretary of the Company.

H. Joe King, Jr. retired as President and Chairman of the Board of Home Federal Savings & Loan Association in Charlotte, North Carolina and its parent company, HFNC Financial Corporation, in 1998, where he had been employed since 1962.

James R. Morton was President of J. R. Morton Associates from 1968 until he retired in 1988. He is currently President of TransCarolina Corporation, a real estate investment company.

Information Regarding Directors Continuing in Office

		Served as	Term
		Director	to
Name	Age	Since	Expire
J. Allen Fine	74	1973	2010
David L. Francis	76	1982	2010
A. Scott Parker III	65	1998	2010
W. Morris Fine	42	1999	2011
Richard M. Hutson II	68	2008	2011
R. Horace Johnson	64	2005	2011

J. Allen Fine was the principal organizer of Investors Title Insurance Company and has been Chairman of the Board of the Company, Investors Title Insurance Company, and Northeast Investors Title Insurance Company since their incorporation. Mr. Fine served as President of Investors Title Insurance Company until February 1997, when he was named Chief Executive Officer. Additionally, Mr. Fine serves as Chief Executive Officer of the Company and Northeast Investors Title Insurance Company, and Chairman of the Board of Investors Title Exchange Corporation, Investors Capital Management Company and Investors Trust Company. Investors Title Insurance Company, Northeast Investors Title Insurance Company, Investors Title Exchange Corporation, Investors Title Accommodation Corporation, Investors Capital Management Company and Investors Trust Company are all wholly owned subsidiaries of the Company. Mr. Fine is the father of James A. Fine, Jr., President, Chief Financial Officer and Treasurer of the Company, and W. Morris Fine, Executive Vice President and Secretary of the Company.

David L. Francis retired in 1997 as the President of Marsh Mortgage Company, a mortgage banking firm, and Marsh Associates, Inc., a property management company, where he had been employed since 1963. He serves on the Board of Directors of First Landmark, a Charlotte real estate and property management firm.

A. Scott Parker III retired in 2006 from Today’s Home, Inc. after serving as President for 31 years. He continues to be Managing Member of Parker-Jones-Kemp LLC and Greenham Investments LLC.

W. Morris Fine is Executive Vice President and Secretary of the Company, President and Chief Operating Officer of Investors Title Insurance Company and Northeast Investors Title Insurance Company, President and Chairman of the Board of Investors Title Management Services, Inc., Vice President of Investors Title Exchange Corporation and Investors Title Accommodation Corporation, and Chief Financial Officer and Treasurer of Investors Trust

Company and Investors Capital Management Company. Investors Title Insurance Company, Northeast Investors Title Insurance Company, Investors Title Management Services, Inc., Investors Title Exchange Corporation, Investors Title Accommodation Corporation, Investors Capital Management Company and Investors Trust Company are all wholly owned subsidiaries of the Company. Mr. Fine is the son of J. Allen Fine, Chief Executive Officer and Chairman of the Board of the Company, and brother of James A. Fine, Jr., President, Chief Financial Officer and Treasurer of the Company.

Richard M. Hutson II is a practicing attorney and, since 2006, has been the principal of Hutson Law Office, P.A., the successor firm to Hutson, Hughes and Powell. P.A. in Durham, North Carolina. Mr. Hutson served as a principal of Hutson, Hughes and Powell P.A. from 1993 to 2006. Mr. Hutson has been engaged in the practice of law since 1965 and has assisted the Company in various matters since its formation in 1972. He has experience in representing clients in many areas with an emphasis in business law and corporate restructuring. Additionally, he has served in leadership roles of local and national professional and civic organizations. Mr. Hutson is a past Chairman of the Durham Chamber of Commerce and presently is Chairman of the Board of LC Industries, a nonprofit organization and the largest employer of visually handicapped persons in the United States.

R. Horace Johnson retired in 2004 as managing partner of the Raleigh, North Carolina office of Ernst and Young, a public accounting firm, where he had been employed since 1967. During this period, Mr. Johnson served in many firm leadership roles including serving as the managing partner for the North Carolina practice for three years and on the operating committee of the Carolinas practice for five years. He also maintained an active client service role during the 25 years he served as partner. Mr. Johnson serves on the Board of Directors of TrustAtlantic Financial Corporation, a corporation formed to serve as a bank holding company, and on the Board of Directors of Wilmington Pharmaceuticals, LLC, a pharmaceutical development company. He also serves on the Board of the following non-profit corporations: North Carolina Citizens for Business and Industry and the Council for Entrepreneurial Development.

Proposal 2 – Approval of 2009 Stock Appreciation Plan

     On March 2, 2009, the Board of Directors adopted, subject to stockholder approval, the Investors Title Company 2009 Stock Appreciation Right Plan (the “Plan”). The Plan reserves 250,000 shares of the Company’s common stock for issuance of stock appreciation rights (“SARS”) to key employees, officers, directors and consultants of the Company and its subsidiaries.

     As described under “Executive Compensation—Compensation Discussion and Analysis” and “Compensation of Directors,” equity-based incentive awards are periodically provided to officers and directors in order to closely link their interests with those of the Company’s stockholders, reward performance and encourage long-term commitment. By delivering value only when the market price of the Company’s common stock increases, such awards provide an incentive for officers and directors to manage the Company from the perspective of an owner with an equity stake.

     With these purposes in mind, equity-based incentives have been provided to key employees, officers and directors for a number of years under the 2001 Stock Option and Restricted Stock Plan, as amended, which expires February 11, 2011, and the 1997 Stock Option and Restricted Stock Plan, which expired March 9, 2007 (the “Prior Plans”). Under the Prior Plans, 121,220 shares of common stock are subject to outstanding grants and only 133,500 shares remain available for future grants. Outstanding grants under the Prior Plans will continue in effect until exhausted or expired.

     The Plan being proposed for approval at the meeting is intended to increase the reserve of common stock available for SAR grants to continue to provide equity-based incentive compensation to our key employees, officers and directors that is consistent with the Company’s long-term strategic objectives and the objectives of the executive compensation program.

     The Plan is also intended to provide income tax benefits. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the deduction that the Company may take for compensation of the

Chief Executive Officer and certain other most highly compensated executive officers. Under Section 162(m), certain compensation will not be subject to this limitation if certain requirements are satisfied, including stockholder approval of the Plan. If the Plan is approved by the stockholders and other conditions of Section 162(m) relating to performance-based compensation are satisfied, the compensation paid to covered officers under the Plan will not fail to be deductible by us due to the operation of Section 162(m).

     The following is a summary of the principal terms and provisions of the Plan. The full text of the Plan is attached to this proxy statement as Appendix A. Please refer to Appendix A for a more complete description of the terms of the Plan.

Description of the Plan

     The Plan provides that up to 250,000 shares of the Company’s common stock will be available for grants of SARs. The total number of shares that may be issued to any one participant with respect to SARs granted under the Plan may not exceed an aggregate of 50,000 shares of common stock. Unless sooner terminated as provided in the Plan, the Plan will terminate on March 2, 2019, and no SARs may be granted under the Plan after such date. If any SAR granted pursuant to the Plan expires or terminates for any reason before it has been exercised in full, the unpurchased shares of our Common Stock subject to that SAR will again be available for the purposes of the Plan.

     The Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”) or, to the extent required, a subcommittee of at least two members of the Compensation Committee who are “non-employee” directors within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 or “outside directors” within the meaning of Section 162(m) of the Code.

     The Committee in its sole discretion will determine the key employees, officers and directors whom shall be granted SARs under the Plan, the number of SARs to be granted, the exercise price and duration of each SAR, the corporate or individual performance or other vesting requirements for SARs, and any other terms and conditions of SARs granted under the Plan. The Board of Directors may also grant SARs from time to time to consultants who are not employees of our Company.

     The exercise price of SARs granted under the Plan will be determined by the Committee at the time of the grant, but may not be less than 100% of the closing market price of our common stock on the business day immediately preceding the date of grant. The Committee will determine at the time of the grant the dates on which SARs will become exercisable and may accelerate the scheduled exercise date of a SAR if it deems appropriate. No SAR may expire later than ten years from the date of grant.

     Upon exercise of a SAR, the grantee will be entitled to receive an amount (payable in shares of our common stock, cash or combination of each as determined by the Committee) equal to the difference between the closing market price of the Company’s common stock on the business day immediately preceding the date of exercise and the exercise price.

     Unless otherwise provided in the applicable SAR award agreement, a SAR will terminate if the SAR holder ceases to be employed by the Company, or any parent or subsidiary, for any reason other than death or disability. In the event a SAR holder becomes disabled while employed by the Company, a SAR may be exercised at any time within three months after the date of termination due to disability unless a longer or shorter period is provided in the applicable SAR award agreement. If a SAR holder dies while employed by the Company, or any parent or any subsidiary, the SAR award will expire one year after the date of death, unless a longer or shorter period is specifically provided in the applicable SAR award agreement.

     If the Company becomes a party to any merger or consolidation in which it is not the surviving entity or pursuant to which the Company’s stockholders exchange their common stock, or if the Company is dissolved or liquidated or sells all or substantially all of its assets, all SARs outstanding under the Plan will, unless otherwise provided in the applicable SAR award agreement, terminate on the effective date of such event. Prior to such effective date, however, the Committee may, in its discretion, (i) make any or all outstanding SARs immediately exercisable, (ii) authorize a payment to any SAR holder that approximates the economic benefit that he would realize if his SAR were exercised immediately before such effective date, (iii) authorize a payment in such other amount as it deems appropriate to compensate any SAR holder for the termination of a SAR, or (iv) arrange for the granting of a substitute SAR to any SAR holder.

     The number and class of shares available under the Plan and the exercise price per each share covered by a SAR will be adjusted appropriately in the event of stock splits and combinations, share dividends and similar changes in capitalization.

     The Plan provides that the Board of Directors may terminate, amend or revise the terms of the Plan at any time, except that no amendment or revision shall, without approval of the stockholders, (i) increase the maximum aggregate number of shares subject to the Plan, except as permitted by the Plan in order to make appropriate adjustments for stock splits, share dividends or similar changes in common stock; (ii) change the minimum purchase price for shares subject to SARs granted under the Plan; (iii) extend the maximum duration of ten years established under the Plan for any SAR award; or (iv) permit the granting of a SAR award to anyone other than eligible participants under the terms of the Plan.

Federal Income Tax Consequences

     As described above, the Plan is intended to meet the provisions of Section 162(m) such that any deductions realized from SAR transactions under the Plan will not be limited.

     The Plan is intended to comply with Section 409A of the Code, to the extent applicable. The Company reserves the right to amend the Plan or any award granted under the Plan, by action of the Committee, without the consent of any affected participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Section 409A of the Code and the regulations promulgated thereunder.

Plan Benefits

     Because the Plan is discretionary, it is not possible to determine or estimate the benefits or amounts that may be granted in the future to employees, officers or directors under the Plan.

Vote Required

     Approval of the Plan will require a majority of the votes cast at a meeting at which a majority of the outstanding shares of our common stock entitled to vote are present in person or by proxy.

     The Board unanimously recommends that you vote “FOR” the proposal to approve the 2009 Stock Appreciation Right Plan.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee selected Dixon Hughes PLLC as our independent registered public accounting firm for the fiscal year ended December 31, 2009. Dixon Hughes PLLC served as our independent registered public accounting firm for the fiscal year ended December 31, 2008, and its representatives are expected to attend the 2009 Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will have the opportunity to make a statement if they wish to do so.

Audit and Non-Audit Fees

     Aggregate fees for professional services rendered by our independent registered public accounting firm, Dixon Hughes PLLC, for the years ended December 31, 2008 and 2007 are set forth below.

	2008	2007
Audit Fees (1)	$270,000	$269,000
Audit-Related Fees (2)	7,500	2,500
Tax Fees (3)	56,000	34,500
All Other Fees	0	0
Total Fees	$333,500	$306,000

(1)	In 2008 and 2007, audit fees consisted of the audit of the financial statements, reviews of the quarterly financial statements, services rendered in connection with statutory and regulatory filings and services related to internal control over financial reporting.

(2)	Audit-related fees consisted of fees related to compliance with regulatory and statutory filings.

(3)	Tax fees consisted primarily of tax compliance services.

Audit and Non-Audit Services Pre-Approval Policy

     The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy for pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm.

     Each year, the Audit Committee pre-approves independent registered public accounting firm services and associated fee ranges within the categories of Audit Services, Audit-Related Services, Tax Services and Other Services.

     Throughout the year, circumstances may arise that require the engagement of the independent registered public accounting firm for additional services that were not contemplated by the existing pre-approval categories. In that case, the Audit and Non-Audit Services Pre-Approval Policy requires specific approval by the Audit Committee of such services before engaging the independent registered public accounting firm. To ensure the prompt handling of such matters, the Audit Committee has granted pre-approval authority to its Chair. The Chair reports any pre-approval decisions made at the next Audit Committee meeting.

     During 2008 and 2007, none of the services provided to the Company by the independent registered public accounting firm under the categories Audit-Related Services, Tax Services and Other Services described above were approved by the Audit Committee after such services were rendered pursuant to the de minimis exception established under SEC regulations.

AUDIT COMMITTEE REPORT

     The Audit Committee is directly responsible for overseeing the accounting and financial reporting processes of the Company and appointing, retaining, compensating and overseeing the work of the independent registered public accounting firm. Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

     The independent registered public accounting firm provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm any relationships that may have an impact on its objectivity and independence. Finally, the Audit Committee considered whether the independent registered public accounting firms’ performance of services, other than audit services, is compatible with maintaining the independence of the independent registered public accounting firm.

     The Audit Committee discussed and reviewed with management and the independent registered public accounting firm the audited financial statements as of and for the year ended December 31, 2008. The Audit Committee discussed with the independent registered public accounting firm those matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee reviewed with the independent registered public accounting firm its audit plans, audit scope and identification of audit risks.

     Based on the reviews and discussion referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

     Submitted by the Audit Committee of the Board of Directors:
          H. Joe King, Jr., Chairman
          David L. Francis
          R. Horace Johnson

COMPENSATION COMMITTEE REPORT

     The Compensation Committee (for purposes of this Proxy Statement, the “Committee”) of the Board has responsibility for establishing an executive compensation philosophy, implementing a compensation program designed to uphold the principles of the compensation philosophy, and continually monitoring adherence to the compensation program. One of the Committee’s most important responsibilities is continually reviewing the total compensation paid to the Company’s executives to ensure it is fair, reasonable, and competitive. The Committee has reviewed and discussed the Compensation Discussion and Analysis presented below with management, and based on such review and discussions, the Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

     Submitted by the Compensation Committee of the Board of Directors:

     Richard M. Hutson II
     James R. Morton
     A. Scott Parker III

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     The Committee is responsible for setting the compensation of the named executive officers listed in the Summary Compensation Table. The ensuing discussion and analysis of the material elements of the Company’s executive compensation program focuses on the following:

  the philosophy and objectives of the compensation program, including the results and behaviors the program is designed to reward;

  the process used to determine executive compensation;

  each element of compensation (see “Elements of Executive Compensation” section below);

  the reasons why the Committee chooses to pay each element;

  how the Committee determines the amount of each element; and

  how each element and the Committee’s decisions regarding that element fit into the Committee’s stated objectives and affect the Committee’s decisions regarding other elements.

Philosophy and Objectives of the Executive Compensation Program

     The Committee believes that the ultimate objective of an effective executive compensation program is to reward the accretion of stockholder value over the long term. In keeping with this philosophy, the Committee has designed the Company’s executive compensation program to reward the achievement of the Company’s objectives, and to align the interests of executives with those of stockholders.

     Retention of talented executives with the skills, experience, and vision to lead the Company is integral to the Company’s success. However, given the Company’s history as a family-managed company, the Committee’s philosophy tends to focus more on fairness, executive performance, and long-term commitment than on attracting and retaining the Company’s executive officers.

     To support the over-arching objective of the accretion of stockholder value, a significant focus of the executive compensation program is to reward the attainment of short-term and long-term Company goals, and to provide the proper motivation for the executive officers to strive to achieve those goals. The Committee believes that to align the interests of executives and stockholders, the executive compensation package must include both cash and equity compensation.

     While the Committee does review stock performance in making its compensation decisions, it places relatively low emphasis on short-term stock performance as a measurement of Company and executive performance. The Committee feels this is appropriate since short-term movements in stock price are subject to factors unrelated to performance and beyond the control of executive officers, including factors affecting the securities markets generally. The Company’s management strives to build stockholder value by meeting customer needs, building cash flow and return on assets, and promoting operational excellence and strategic innovation. The pursuit of such long-term objectives is not always consistent with producing short-term results to increase stock price, but the Committee believes that taking a long-term view will demand performance that is more likely to maximize return to the stockholders over time. The Committee believes that there are many ways in which its executive officers and other executives contribute to building a successful company. While the Company’s financial statements and stock price should eventually reflect the results of those efforts, many long-term strategic decisions made in pursuing the growth and development of the Company may have little visible impact on stock price in the short term.

     Finally, the Committee’s philosophy considers the cyclical nature of the Company’s business, which is strongly influenced by factors external to the Company, such as prevailing mortgage interest rates, wage growth and employment rates, and overall economic activity in the markets the Company serves. Because these factors are beyond the control of the executive officers, the Committee does not attempt to closely link annual operating results with annual compensation. Instead, the Committee focuses on the accretion of stockholder value over time, among other measures, in evaluating the performance of the executive officers and in designing the executive compensation program.

     In summary, the Company’s executive compensation program is designed to support five objectives:

  aligning executives’ interests with those of stockholders;

  promoting and rewarding the fulfillment of annual and long-term strategic objectives;

  promoting and rewarding long-term commitment;

  maintaining internal compensation equity; and

  competing for talent in order to attract and retain executives with the skills and attributes the Company needs.

Determining Executive Compensation

     The Committee makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards for all of the Company’s elected officers. Decisions regarding non-equity compensation of all other officers and employees are made by the Company’s named executive officers.

     The Chief Executive Officer annually reviews the performance of each of the other named executive officers with respect to achievement of established performance standards and attainment of the Company’s objectives. Based on those reviews, the Chief Executive Officer makes recommendations with respect to compensation to the Committee. The Committee then can exercise its discretion in modifying any recommended adjustments or awards to the other named executive officers based upon its evaluation of their performance as well as other aspects of the Committee’s compensation philosophy.

     The Committee’s review of the Chief Executive Officer’s compensation is subject to separate procedures. The Committee evaluates the Chief Executive Officer’s performance, reviews the Committee’s evaluation with him, and based on that evaluation and review, determines the amount of salary adjustment and incentive award. Consistent with the requirements of the listing standards of The Nasdaq Stock Market LLC, the Chief Executive Officer is excused from meetings of the Committee during voting deliberations regarding his compensation.

     The Committee is guided by its executive compensation philosophy, its own judgment, and other sources of information that it considers relevant. In addition, the Committee annually reviews tally sheets showing each executive officer’s compensation history with respect to each element of compensation for a period of five years. The Committee does not currently retain executive compensation consultants.

     Based upon the cyclical nature of the Company’s business, the Committee believes that compensation of the executive officers cannot be based upon fixed formulas and that the prudent use of discretion in determining compensation will generally be in the best interests of the Company and its stockholders. Accordingly, in the exercise of its discretion, the Committee may approve changes in compensation that it considers to be appropriate to award performance or otherwise to provide incentives toward fulfilling the philosophy and objectives of our executive compensation program.

Elements of Executive Compensation

     For the fiscal year ended December 31, 2008, the principal components of compensation for the named executive officers were:

  base salaries;

  annual performance-based incentive compensation;

  long-term equity incentive compensation;

  a nonqualified supplemental retirement benefit plan;

  a nonqualified deferred compensation plan;

  benefits under employment agreements;

  potential payments and benefits upon change of control; and

  benefits and perquisites.

     Base Salaries. Base salaries represent a usual and expected component of executive compensation, and are paid to provide executives with a fixed level of compensation. In setting base salaries for the executive officers, the Committee considers the following factors:

  the responsibilities and critical leadership role of the executives;

  the experience and individual performance of the executives, and their contribution to the Company’s strategic initiatives;

  the Company’s financial performance, judged in light of external market factors;

  the Company’s stock price performance, in absolute terms and relative to its peers and the market as a whole;

  the Committee’s evaluation of market demand for executives with similar capability and experience;

  the Committee’s desire to strike an appropriate balance between the fixed elements of compensation and the variable performance-based elements; and

  obligations under employment agreements.

     Salary levels are typically considered annually as part of the Company’s performance review process, or upon a promotion or other change in job responsibility. For 2008, each of the named executive officers received an increase in base salary, reflected as a percentage of 2007 base salary, as follows: J. Allen Fine – 6.8%; James A. Fine, Jr. – 6.9%; W. Morris Fine – 12.1%. The increase for each officer for 2008 includes a 4.0% administrative increase provided to all qualifying employees in connection with a transition from the Simplified Employee Pension Plan to the 401(k) Plan adopted by the Company in 2008. Further, the increase for W. Morris Fine includes an additional 5.2% to reflect responsibilities in connection with his position as Executive Vice President and to provide compensation equity with James A. Fine, Jr., in keeping with the philosophy and objectives of the Company’s executive compensation program.

     Performance-Based Incentive Compensation. Incentive compensation is provided to reward performance and motivate the executives to achieve the Company’s short-term and long-term objectives. The Committee sets target incentive awards that are designed to link a substantial portion of each individual’s total annual compensation to the attainment of these objectives. In setting target incentive awards, the Committee considers each executive’s level of responsibility and degree of influence on the Company’s objectives, as well as the Committee’s desire to strike an appropriate balance between the fixed elements of compensation and the variable performance-based elements. By design, targeted at-risk pay for the named executive officers is a significant component of the total compensation package, between 55% and 65% of potential total cash compensation.

     Grants of incentive awards are based primarily upon the attainment of performance objectives. The performance objectives are centered on the Company’s financial performance, the pursuit of growth and diversification in business, and other strategic initiatives. The incentive compensation for any given year is not tied to target amounts by a specific fixed formula. In determining the incentive award amounts, the Committee reviews the Company’s progress toward meeting its objectives, and each executive officer’s contribution toward that progress, in the context of award amounts from prior years, as well as the Committee’s judgment and use of discretion.

     No incentive payments were granted to the executive officers for 2008 as a result of reduced Company profts. In the Committee’s view, the reduced Company performance in 2008 is primarily attributable to overall market conditions beyond the control of executives. Notwithstanding progress the Company made toward achieving certain of its objectives, and the fact that the Company’s financial performance was superior to that of many of its peers, the Committee decided to forego the incentive payments in light of the financial performance and overall market uncertainty.

     Long-Term Equity Incentive Compensation. The Committee periodically considers awarding equity-based incentives to the named executive officers, as well as other officers and employees, in order to closely link the interests of the program participants with those of stockholders, reward short-term performance, and encourage long-term commitment. By delivering value only when the value of the Company’s stock increases, equity-based incentives motivate executives to focus on managing the Company from the perspective of an owner with an equity stake in the Company. In the Committee’s opinion, past equity-based incentive awards were successful in focusing senior management on building profitability and shareholder value.

     The Committee does not follow the practice of making annual or other periodic awards to individuals who are determined to be eligible to participate in the Plan. However, the Committee does regularly evaluate the stock ownership of key employees and, when it deems it appropriate, makes awards in accordance with the philosophy outlined above.

     Typically, eligible employees are those who are in a position to significantly influence the achievement of the Company’s objectives. Awards granted to an individual are based upon a number of factors, including the Company’s performance, the individual’s performance, and the recipient's position, salary, and performance. In addition, the Committee considers the degree of each potential recipient’s ability to influence the attainment of the Company’s goals. We expect that individuals who receive these awards will retain a substantial portion of the shares awarded to them to foster a mutuality of interests with our stockholders.

     All stock option grants are made under the Investors Title Company 1997 and 2001 Stock Option and Restricted Stock Plans, which stockholders approved on May 13, 1997 and May 16, 2001, respectively. Stock option grants generally become exercisable in five or ten equal annual installments beginning on the grant date, and no more than 50,000 options may be granted to one individual under each Plan. No new stock option grants were made to the executive officers in 2008. No additional equity grants may be issued under the 1997 plan. Under the 2001 plan, 133,500 additional units are available for issuance, and they may be issued through February 11, 2011.

     The Board has recommended for shareholder approval a new 2009 Stock Appreciation Right Plan, referenced in this proxy statement as Proposal 2. The Committee believes approval of this plan is important to increase the reserve of equity available to us so that we can continue to provide equity-based incentive compensation to our key employees, officers, and directors, which is consistent with our long-term strategic objectives and the objectives of our executive compensation program.

      Non-Qualified Supplemental Retirement Benefit Plan. The Committee adopted a Non-Qualified Supplemental Retirement Benefit Plan of the Company’s wholly owned subsidiary, Investors Title Insurance Company (“ITIC”), in November 2003. This plan is an unfunded defined contribution plan designed to provide additional retirement benefits on a tax-deferred basis for select management or highly compensated employees. It is intended to promote long-term commitment by enhancing the participants’ post-retirement financial security. The Committee determines the roster of plan participants on the basis of the significance of each employee’s ability to influence the Company’s objectives. Currently, each of the named executive officers participates in this plan.

      For 2004 through 2008, ITIC made quarterly hypothetical contributions to each participant’s account under the plan equal to 22% of his cash compensation each quarter. The plan contemplates that after 20 quarters of participation, additional contributions to each participant’s account will be at the Committee’s discretion. The twentieth quarter for specified contributions ended on December 31, 2008.

      Amounts credited to a participant’s account may be deemed either to earn a specified rate of interest or to be invested in a security, index, or other investment as determined by the Committee from time to time. Since the effective date of the plan, the amounts credited to each participant’s account have been deemed to earn interest at an annual rate of return, compounded quarterly, based on the then current yield on the 10-Year U.S. Treasury Note.

      Except as discussed below, amounts in a participant’s account (reflecting the hypothetical contributions and any deemed returns) are paid at the earlier of the participant’s termination of employment or death. Each participant has the option of electing to be paid either a lump sum amount equal annual installments spread over a term, of five, ten, fifteen, or twenty years, or life annuity payments.

      The hypothetical Company contributions for 2008, reflecting amounts credited to the Non-Qualified Supplemental Retirement Benefit Plan accounts of the executive officers, are included in the “All Other Compensation” amounts shown in the Summary Compensation Table below.

      The Supplemental Retirement Benefit Plan was amended effective January 1, 2009, to provide clarification to certain provisions of the plan, and to provide for the plan’s compliance with the requirements of Internal Revenue Code Section 409A. The amendments also provided for a special one-time distribution election as permitted under Section 409A. Under the special distribution election, each participant was entitled to elect to receive a one-time lump sum distribution on January 15, 2009 of all amounts in the participant’s account. Each executive officer elected to be paid their respective plan balances in full on January 15, 2009.

     Non-Qualified Deferred Compensation Plan. The Committee adopted a Non-Qualified Deferred Compensation Plan of ITIC in June 2004. This plan is an unfunded defined contribution plan designed to provide additional retirement benefits on a tax deferred basis for select management or highly compensated employees. It is intended to promote long-term commitment by enhancing the participants’ post-retirement financial security. The Committee determines the roster of plan participants on the basis of the significance of each employee’s ability to influence the Company’s objectives. Currently, each of the named executive officers participates.

     For 2005 and subsequent years, the Deferred Compensation Plan permits each participant to elect annually to defer any portion of his cash compensation. The plan also provides that on or before December 31st of each year, beginning in 2004, the Company will make a hypothetical contribution to a participant’s account under the plan equal to the amount that would have been contributed to the participant’s Simplified Employee Pension Plan if the contributions to this plan were not limited under the federal tax laws.

     Except as discussed below, participant account balances (reflecting elective compensation deferrals, the hypothetical contributions, and any deemed returns) are paid at each participant’s termination of employment in a lump sum.

     The amounts credited to the Deferred Contribution accounts of the named executive officers reflecting the Company’s hypothetical contributions are included in the “All Other Compensation” amounts shown in the Summary Compensation Table below.

     The Non-Qualified Deferred Compensation Plan was amended effective January 1, 2009, to provide clarification to certain provisions of the plan, and to provide for the plan’s documentary compliance with the requirements of Internal Revenue Code Section 409A. Material amendments include the following:

  Removal of the requirement that the Company make a hypothetical contribution to each participant’s account under the plan equal to the amount that would have been contributed the participant’s Simplified Employee Pension Plan if the contributions to this plan were not limited under the federal tax laws.
  The provision of a special one-time distribution election as permitted under Section 409A. Under the special distribution election, each participant was entitled to elect to receive a one-time lump sum distribution on January 15, 2009 of all amounts in the participant’s account. Each executive officer elected to be paid their respective plan balances in full on January 15, 2009.
  A clarification that no further Company contributions shall be made for calendar years beginning on or after January 1, 2009.

     Benefits Under Employment Agreements. ITIC has entered into employment agreements with the executive officers under which they are entitled to certain compensation and benefits, including severance benefits. These agreements are intended to provide employment security by specifying minimum base salaries and benefits. Additionally, under these agreements, the executive officers agree to certain non-competition and non-solicitation covenants. For additional information regarding these employment agreements see “– Summary Compensation Table – Employment Agreements” below. For detailed information regarding severance benefits see “– Potential Payments Upon Termination or Change of Control” below.

     The employment agreements for each of the executive officers were amended effective January 1, 2009. Material amendments include the following:

  Documentary compliance with Internal Revenue Code Section 409A, including a requirement that any annual performance-based incentive compensation be paid no later than March 15 of the calendar year following the year in which the compensation is earned as well as more stringent requirements regarding conditions under which a payment may be made under the plan and the timing of such payments.
  A provision that the Company will make an annual cash payment to each executive officer equal to the amount that would have been contributed to the Executive’s 401(k) plan account if the contributions to the 401(k) plan were not limited under the federal tax laws. This replaces a substantially similar provision that was removed in the amended Non-Qualified Deferred Compensation Plan.

  An increase in the minimum base salary for each executive officer to reflect existing base salaries. Base salaries have increased in conjunction with the annual salary review process since the original employment agreements were executed, and the amended agreements reflect the current salaries.
  The establishment of minimum payments to each executive officer in the event of (i) disability or retirement, (ii) termination by the Company without cause, or (iii) termination by the officer for good reason or due to a change in control. Previously, such payment amounts were based on a multiple of each executive officer’s then current base salary and average bonus compensation, each of which is subject to uncertainty and volatility from year to year attributable primarily to market conditions.
  Removal of provisions that were redundant with the Non-Qualified Supplemental Retirement Benefit Plan, the Non-Qualified Deferred Compensation Plan, or the respective Death Benefit Plan Agreements.

     Potential Payments and Benefits Upon Change of Control. Under the employment agreements with the executive officers they are entitled to certain severance payments if they terminate employment because of a change of control, as well as a salary increase of 100% if a change in control does not result in termination of employment.

     The arrangements were established because:

  it is in the best interest of the Company and its stockholders to assure that the Company will have the continued dedication of the Company’s executive officers notwithstanding the possibility, threat, or occurrence of a change in control; and
  it is imperative to diminish the inevitable distraction to such executive officers by virtue of the personal uncertainties and risks created by a pending of threatened change in control.

     For detailed information regarding severance benefits payable in connection with a termination because of a change in control see “- Potential Payments Upon Termination or Change in Control” below.

     Benefits and Perquisites. The Company provides all eligible employees, including the named executive officers, with a benefit program that the Committee believes is reasonable, competitive, and consistent with the overall objectives of the compensation program.

     The executive officers are eligible to participate in the Company’s group insurance program, which during 2008 included group health, dental, vision, life insurance, and long-term disability insurance. Other benefits offered during 2008 included flexible spending accounts and a pretax premium plan, paid sick leave, paid holidays, and paid vacations.

     In 2008, ITIC adopted the Investors Title Company and Affiliates 401(k) Plan. The 401(k) plan went into effect February 1, 2008, and replaced the Simplified Employee Pension Plan. Under the 401(k) plan, the Company makes contributions amounting to three percent of compensation for each eligible employee. The Company may make additional contributions under the profit share provisions of the plan. For the 2008 plan year, the Company contributed an additional 1% of compensation for eligible employees under the profit share provisions of the plan.

     The Company provides Company-owned vehicles to certain officers and employees who hold positions requiring frequent travel. The Company does not prohibit the personal use of Company-owned vehicles, but the value of any personal use is treated as taxable compensation. Each of the executive officers is assigned a Company-owned vehicle, and may use the vehicle for personal use according to the Company’s policy covering all Company-owned vehicles.

     James A. Fine, Jr. and W. Morris Fine are also parties to Death Benefit Plan Agreements, which provide that, in the event of death, certain amounts payable under their respective employment agreements will be paid in a lump sum within 60 days of death to their respective beneficiaries. Under each agreement, the respective beneficiary would also be paid a lump sum amount equal to $2,000,000 subject to adjustments as described under “- Potential Payments Upon Termination or change of Control – James A. Fine Jr. and W. Morris Fine” below.

James A. Fine, Jr.’s agreement was executed in May 2004, and amended in 2008 to provide consistency with his employment agreement. W. Morris Fine’s agreement was executed in December 2008. The terms of each agreement are materially identical. W. Morris Fine’s agreement was executed in 2008 in order to provide equity with the agreement in place for James A. Fine, Jr. The agreements are provided to minimize the distraction to the executive officers of personal risks and uncertainties.

     As a matter of policy, the Committee does not award personal benefits or perquisites that are unrelated to the Company’s business.

     The Committee reviews and approves annually all benefits and perquisites paid to our executive officers.

Tax and Accounting Implications

     Deductibility of Executive Compensation. As part of its role, the Committee reviews and considers the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that a public company is generally not entitled to deduct for Federal income tax purposes non-performance-based compensation paid to any of its executive officers in excess of $1.0 million. Special rules apply for "performance-based" compensation, including the pre-approval of performance goals applicable to that compensation.

     All compensation paid to the named executive officers in 2008, 2007 and 2006 was fully deductible for the purposes of Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible for Federal income tax purposes.

     Accounting for Stock-Based Compensation. Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R).

Summary Compensation Table

     The table below summarizes the total compensation for each of the named executive officers for each of the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006.

				All Other
		Salary	Bonus	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)	($)
J. Allen Fine	2008	302,027	-0-	140,318	442,345
Chief Executive Officer & Chairman of the	2007	282,500	330,000	193,175	805,675
Board	2006	273,700	345,000	184,030	802,730
James A. Fine, Jr.	2008	254,393	-0-	136,474	390,867
President, Chief Financial Officer &	2007	235,900	325,000	182,900	743,800
Treasurer	2006	219,333	335,000	174,285	728,618
W. Morris Fine	2008	252,487	-0-	137,153	389,640
Executive Vice President & Secretary	2007	227,733	325,000	177,005	729,738
	2006	219,333	320,000	174,285	713,618

(1)	The amounts set forth in this column for 2008 consisted of (i) Company contributions to the 401(k) Plan, (ii) Company contributions under the Nonqualified Supplemental Retirement Benefit Plan, (iii) Company contributions under the Nonqualified Deferred Compensation Plan, (iv) Company-paid premiums for life insurance and health insurance, and (v) personal use of Company vehicle, as follows:

		Supplemental	Deferred		Personal
		Retirement	Compensation	Life and	Use of
	401(k)	Plan	Plan	Health	Company
	Contributions	Contributions	Contributions	Insurance	Vehicle	Total
Name	($)	($)	($)	($)	($)	($)
J. Allen Fine	24,500	102,561	9,447	720	3,090	140,318
James A. Fine, Jr.	24,500	94,711	8,020	8,661	582	136,474
W. Morris Fine	24,500	94,291	7,944	8,661	1,757	137,153

     For further information regarding the Nonqualified Supplemental Retirement Benefit Plan and Nonqualified Deferred Compensation Plan, see “– Nonqualified Deferred Compensation” below.

Employment Agreements

     Under the employment agreements in effect on December 31, 2008, with J. Allen Fine, James A. Fine, Jr., and W. Morris Fine, they were entitled to minimum base salaries of $259,500, $207,000, and $207,000, respectively. Under these agreements, which have five year rolling terms, Messrs. Fine, Fine, Jr., and Fine participate in the Company’s Nonqualified Supplemental Retirement Benefit Plan, participate in the benefits programs generally provided to other executives, receive 30 days of paid vacation and unlimited sick leave, and are entitled to reimbursement for reasonably incurred out-of-pocket business expenses. Under these agreements, Messrs. Fine, Fine, Jr., and Fine would, upon termination, receive as severance certain payments as described under “– Potential Payments Upon Termination or Change of Control” below. The agreements also prohibit Messrs. Fine, Fine, Jr., and Fine from engaging in certain activities involving competition with the Company for a two year period following termination of employment. Effective January 1, 2009, the employment agreements were amended as described above under “- Compensation Discussion and Analysis – Elements of Executive Compensation – Benefits under Employment Agreements.”

Outstanding Equity Awards at Fiscal Year-End

     There were no equity awards outstanding at December 31, 2008.

Option Exercises and Stock Vested

     There were no option exercises or stock vested during the year ended December 31, 2008 with respect to the named executive officers.

Nonqualified Deferred Compensation

     As discussed above, under the heading “Compensation Discussion and Analysis – Elements of Executive Compensation,” the named executive officers participate in a Non-Qualified Supplemental Retirement Benefit Plan and a Non-Qualified Deferred Compensation Plan. The table below shows the activity in each of these plans during 2008.

			Aggregate	Aggregate	Aggregate
	Executive	Employer	Earnings	Withdrawals/	Balance
	Contributions	Contributions	in Last	Distributions	at Last
	in Last FY	in Last FY	FY	in Last FY	FYE
Name	($)	($)(1)	($)(2)	($)	($)(3)
J. Allen Fine
(Deferred Compensation Plan)	0	9,447	5,808	0	171,316
J. Allen Fine
(Supplemental Retirement Plan)	0	102,561	22,073	0	713,909
James A. Fine, Jr.
(Deferred Compensation Plan)	0	8,020	4,959	0	144,151
James A. Fine, Jr.
(Supplemental Retirement Plan)	0	94,711	19,959	0	645,255
W. Morris Fine
(Deferred Compensation Plan)	0	7,944	4,888	0	141,903
W. Morris Fine
(Supplemental Retirement Plan)	0	94,291	19,768	0	639,166

(1)	Amounts in this column reflect hypothetical contributions and are included in the “All Other Compensation” column of the Summary Compensation Table above.

(2)	None of the amounts reflected in this column are reported as above-market earnings on deferred compensation in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(3)	Of the amounts reported in this column, the following amounts have been reported in the Summary Compensation tables of the Company’s proxy statements for previous years: Mr. J. Allen Fine - $156,061 (Deferred Compensation Plan) and $589,275 (Supplemental Retirement Plan); Mr. James A. Fine, Jr. - $131,172 (Deferred Compensation Plan) and $530,585 (Supplemental Retirement Plan); and Mr. W. Morris Fine - $129,071 (Deferred Compensation Plan) and $525,107 (Supplemental Retirement Plan)

Potential Payments Upon Termination or Change of Control

     Under the employment agreements in effect on December 31, 2008, the executive officers are entitled to severance payments and benefits under their employment agreements as described below. The following descriptions do not reflect amendments to the employment agreements that became effective on January 1, 2009 as described above.

     J. Allen Fine. Under Mr. J. Allen Fine’s employment agreement, if his employment is terminated due to his death, disability, or retirement (following his 70th birthday), he is entitled to receive:

  his then current base salary paid monthly for three years;

  three annual payments paid on each of the first, second and third anniversaries of the termination date equal to his average bonus compensation during the preceding three years;

  accrued benefits under the Nonqualified Supplemental Retirement Benefit Plan and Nonqualified Deferred Compensation Plan;

  accelerated vesting in full of all his stock options;

  continued participation in the Company’s health insurance plans by him and his wife at no expense until his death or, if later, his wife’s death; and

  continued participation in the Company’s health insurance plans by his dependent children at no expense until any such children are no longer dependent.

     Under Mr. Fine’s employment agreement, if his employment is terminated by the Company other than for “cause” or by him due to the Company’s materially breaching the agreement (“i.e., good reason”), he is entitled to receive:

  his then current base salary paid monthly for five years;

  five annual payments paid on each of the first, second and third anniversaries of the termination date equal to his average bonus compensation during the preceding three years;

  accrued benefits under the Nonqualified Supplemental Retirement Benefit Plan and Nonqualified Deferred Compensation Plan;

  accelerated vesting in full of all his stock options; and

  continued health insurance coverage as described above.

     Under Mr. Fine’s employment agreement, if he terminates his employment because of a “change in control,” he is entitled to receive:

  a lump sum payment equal to 2.99 times his then current base salary;

  a lump sum payment equal to 2.99 times his average bonus compensation during the preceding three years;

  accrued benefits under the Nonqualified Supplemental Retirement Benefit Plan and Nonqualified Deferred Compensation Plan;

  accelerated vesting in full of all his stock options; and

  continued health insurance coverage as described above.

     If a change in control does not result in a termination of employment, Mr. Fine is entitled to a base salary increase of 100%.

     If any portion of these payments and benefits, or payments and benefits under any other plan, agreement or arrangement, would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, such payments and benefits payable under the agreement will be reduced until no portion thereof would fail to be deductible by reason of being “an excess parachute payment.”

     Under Mr. Fine’s employment agreement, if his employment is terminated by the Company for “cause,” he is entitled to receive:

  an amount equal to that amount he would have received as salary had he remained an employee until the later of the date of his termination and 30 days after notice of termination; and

  accrued benefits under the Nonqualified Supplemental Retirement Benefit Plan and Nonqualified Deferred Compensation Plan.

     Under Mr. Fine’s employment agreement, “cause” is defined as:

  the executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude;

  the commission by executive of a fraud against the Company for which he is convicted;

  gross negligence or willful misconduct by executive with respect to the Company which causes material detriment to the Company;

  the falsification or manipulation of any records of the Company;

  repudiation of the agreement by executive or executive’s abandonment of employment with the Company;

  breach by executive of his confidentiality, non-competition or non-solicitation obligations under the agreement; or

  failure or refusal of executive to perform his duties with the Company or to implement or follow the policies or directions of the Board of Directors within 30 days after a written demand for performance is delivered to executive that specifically identifies the manner in which the Board of Directors believes that executive has not performed his duties or failed to implement or follow the policies or directions of the Board of Directors.

     Under Mr. Fine’s employment agreement, a “change in control” will occur if:

  any person or group acting in concert, other than the executive or his affiliates or immediate family members, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s outstanding shares entitled to vote for the election of directors;

  the directors serving at the time the agreement was entered into or any successor to any such director (and any additional director) who after such time (i) was nominated or selected by a majority of the directors serving at the time of his or her nomination or selection and (ii) who is not an “affiliate” or “associate” (as defined in Regulation 12B under the Securities Exchange Act of 1934) of any person who is the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s outstanding shares entitled to vote for the election of directors, cease for any reason to constitute at least a majority of the Company’s Board of Directors;

  a sale of more than 50% of the Company’s assets (measured in terms of monetary value) is consummated; or

  any merger, consolidation, or like business combination or reorganization of the Company is consummated that results in the occurrence of any event described above.

     J. Allen Fine is also party to a Death Benefit Plan Agreement with the Company. Notwithstanding the payout provisions of Mr. Fine’s employment agreement, the Death Benefit Plan Agreement provides that certain amounts payable under Mr. Fine’s employment agreement in the event of his death will be paid in a lump sum within 60 days of his death to a beneficiary designated by Mr. Fine.

     James A. Fine, Jr. and W. Morris Fine. The employment agreements of James A. Fine, Jr. and W. Morris Fine are substantially identical to J. Allen Fine’s employment agreement, except that under their agreements (1) Messrs. Fine, Jr. and Fine are eligible to receive retirement benefits under their agreements after age 50, rather than age 70, and (2) following termination of employment by the Company other than for “cause” or by the executive due to a material breach by the Company of the agreement (i.e., “good reason”) or because of a “change in control,” they are entitled to cause the Company to transfer to them any life insurance policies owned by the Company on their lives.

     James A. Fine, Jr. is also party to a Death Benefit Plan Agreement with the Company. Notwithstanding the payout provisions of Mr. Fine’s employment agreement, the Death Benefit Plan Agreement provides that certain amounts payable under Mr. Fine’s employment agreement in the event of his death will be paid in a lump sum within 60 days of his death to a beneficiary designated by him. Under the Death Benefit Plan Agreement, Mr. Fine’s designated beneficiary would also be paid a lump sum amount equal to $2,000,000, reduced by the following amounts that would be paid under Mr. Fine’s employment agreement and the Supplement Retirement Plan in the event of his death:
(a)	the Company’s contributions to Mr. Fine’s account under the Supplemental Retirement Plan;

(b)	three times his then current base salary;

(c)	three times his average bonus compensation during the preceding three years;

(d)	the cost of continued participation in the Company’s health insurance plans by him and his wife until his death or, if later, his wife’s death; and

(e)	the cost of continued participation in the Company’s health insurance plans by his dependent children until any such children are no longer dependent; and
  increased by the amounts accrued on the Company’s books as of the date of death for the payments described in items (a) through (e) above.

     In 2008, W. Morris Fine also became party to a Death Benefit Plan Agreement which is substantially identical to the Death Benefit Plan Agreement with James A. Fine, Jr.

     Conditions to Receipt of Severance Benefits. Under each named executive officer’s employment agreement, the Company’s obligations to provide the executive with the severance benefits described above are contingent on:

  The executive’s compliance with certain covenants with respect to confidential information;

  The executive’s compliance with a two year non-competition covenant; and

  The executive’s compliance with a two year non-solicitation covenant.

     Estimated Post-Employment Compensation and Benefits. The following tables set forth the estimated post-employment compensation and benefits that would have been payable to each of the named executive officers under his agreements, assuming that each covered circumstance occurred on December 31, 2008.

     The following table shows the potential payments upon termination or a change of control of the Company for J. Allen Fine, the Company’s Chief Executive Officer:

		Termination			Involuntary
Executive Benefits and		Due to			or Good	Termination for
Payments Upon	Voluntary	Change in		For Cause	Reason	Retirement (1)
Termination	Termination	Control	Death	Termination	Termination	or Disability
Compensation:
Base Salary	-	907,046 (3)	910,080	25,280 (2)	1,516,800 (5)	910,080 (4)
Bonus	-	921,917 (6)	925,000	-	1,541,667 (8)	925,000 (7)
Supplemental Retirement Plan (9)	713,909	713,909	713,909	713,909	713,909	713,909
Deferred Compensation Plan (10)	171,316	171,316	171,316	171,316	171,316	171,316

Benefits and Perquisites:
Health Plan (11)	-	41,001	41,001	-	41,001	41,001
Total – J. Allen Fine	885,225	2,755,189	2,761,306	910,505	3,984,693	2,761,306

     The following table shows the potential payments upon termination or a change of control of the Company for James A. Fine, Jr., the Company’s President and Chief Financial Officer:

		Termination			Involuntary	Termination
Executive Benefits and		Due to			or Good	for
Payments Upon	Voluntary	Change in		For Cause	Reason	Retirement or
Termination	Termination	Control	Death	Termination	Termination	Disability
Compensation:
Base Salary	-	764,124 (3)	766,680	21,297 (2)	1,277,800 (5)	766,680 (4)
Bonus	-	911,950 (6)	915,000	-	1,525,000 (8)	915,000 (7)
Supplemental	645,255	645,255	645,255	645,255	645,255	645,255
Retirement Plan (9)
Deferred Compensation	144,152	144,152	144,152	144,152	144,152	144,152
Plan (10)

Benefits and Perquisites:
Health Plan (11)	-	253,399	253,399	-	253,399	253,399
Death Benefit Plan	-	-	1,299,300	-	-	-
Agreement (12)
Life Insurance (13)	-	65,986	65,986	-	65,986	65,986
Total - James A. Fine, Jr.	789,407	2,784,866	4,089,772	810,704	3,911,592	2,790,472

     The following table shows the potential payments upon termination or a change of control of the Company for W. Morris Fine, the Company’s Executive Vice President and Secretary:

		Termination			Involuntary
Executive Benefits and		Due to			or Good	Termination
Payments Upon	Voluntary	Change in		For Cause	Reason	for Retirement
Termination	Termination	Control	Death	Termination	Termination	or Disability
Compensation:
Base Salary	-	764,124 (3)	766,680	21,297 (2)	1,277,800 (5)	766,680 (4)
Bonus	-	901,983 (6)	905,000		1,508,333 (8)	905,000 (7)
Supplemental Retirement	639,166	639,166	639,166	639,166	639,166	639,166
Plan (9)
Deferred Compensation	141,903	141,903	141,903	141,903	141,903	141,903
Plan (10)

Benefits and Perquisites:
Health Plan (11)	-	176,249	176,249	-	176,249	176,249
Death Benefit Plan	-	-	1,059,680	-	-	-
Agreement (12)
Life Insurance (13)	-	34,468	34,468	-	34,468	34,468
Total – W. Morris Fine	781,069	2,657,893	3,723,146	802,366	3,777,919	2,663,466

(1)	J. Allen Fine was eligible to retire on May 2, 2004.

(2)	Represents 30 days severance.

(3)	Represents lump sum severance payment equal to 2.99 times base salary.

(4)	Represents three years severance, payable monthly.

(5)	Represents five years severance, payable monthly.

(6)	Represents lump sum severance payment equal to 2.99 times average bonus for past three years.

(7)	Represents three times average bonus for past three years, payable in three annual installments.

(8)	Represents five times average bonus for past three years, payable in three annual installments.

(9)	Represents accumulated benefit under the Company’s Nonqualified Supplemental Retirement Benefit Plan plus contribution required to ensure minimum of 20 quarters of Company contributions.

(10)	Represents accumulated benefit under the Company’s Nonqualified Deferred Compensation Plan.

(11)	Reflects estimated cost of providing health insurance plan coverage using assumptions used for financial reporting purposes.

(12)	Represents the estimated lump sum amount that would be payable under the officer’s Death Benefit Plan Agreement.

(13)	Reflects cash surrender value of life insurance policy, transferable at the executive’s request.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest, or the perception of conflicts of interest, and has adopted a written policy to be followed in connection with all related party transactions involving the Company. Pursuant to the policy, all related party transactions must be approved by either (1) a majority of the disinterested members of the Audit Committee of the Board of Directors or (2) a majority of independent and disinterested members of the Board of Directors. In either case, a related party transaction may not be approved by a single director. For purposes of the policy, the term “related party transaction” is defined as any transaction that is required to be disclosed in the Company’s proxy statements or other filings with the SEC pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 and any material “conflict of interest” transaction with a director, as that term is defined under the North Carolina Business Corporation Act. For fiscal year 2008, there were three related party transactions required to be disclosed in this Proxy Statement. On June 23, 2008, the Company purchased 10,000 shares of its common stock from Betty Dickey, sister of A. Scott Parker III, Director, for $470,100, or $47.01 per share. On August 12, 2008, the Company purchased 65,000 shares of its common stock from A. Scott Parker III, Director, for $3,087,500 or $47.50 per share. On September 4, 2008, the Company purchased 31,000 shares of its common stock from Betty Dickey for $1,364,310 or $44.01 per share. All three transactions were approved by the Company’s Audit Committee.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

     Shareholder proposals to be presented at the 2010 Annual Meeting of Shareholders must be received by the Company on or before December 15, 2009 to be considered for inclusion in the Company’s proxy materials relating to that meeting. If a shareholder notifies the Company after February 28, 2010 of an intent to present a proposal at the Company’s 2010 Annual Meeting of Shareholders, the request will be considered untimely and the persons named as the Company’s proxies will have the right to exercise their discretionary voting authority with respect to such proposal without including information regarding the proposal in the proxy materials.

BY ORDER OF THE BOARD OF DIRECTORS:

W. Morris Fine
Secretary

April 14, 2009

APPENDIX A

INVESTORS TITLE COMPANY
2009 STOCK APPRECIATION RIGHT PLAN

ARTICLE I

GENERAL PROVISIONS

     Section 1.1 Purpose. This 2009 Stock Appreciation Right Plan (the “Plan”) of Investors Title Company and its subsidiaries (the "Company") is intended to induce those persons who are in a position to contribute materially to the success of the Company to remain with the Company, to offer them rewards in recognition of their contributions to the Company and to offer them incentives to continue to promote the Company’s best interests.

     Section 1.2 Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”); provided, however, that (i) with respect to any awards under the Plan to an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), all as defined under Section 16 of the Exchange Act, Committee shall mean a subcommittee of at least two (2) members of the Compensation Committee who are “non-employee” directors within the meaning of Rule 16b-3 adopted under the Exchange Act, and (ii) with respect to any awards under the Plan to “covered employees” within the meaning of Section 162(m) of the Code or any successor statute, Committee shall mean a subcommittee of the Compensation Committee consisting of at least two members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code. Any action by the Committee shall be taken by majority vote at a meeting thereof called in accordance with procedures adopted thereby, or by unanimous written consent of the Committee.

     Section 1.3 Authority of Committee.

     (a) Subject to the other provisions of this Plan, the Committee shall have sole authority in its absolute discretion: to grant stock appreciation rights (“SARs”) pursuant to Article II under the Plan; to determine the officers, employees and directors to whom SARs shall be granted under the Plan; to determine the number of shares subject to any SAR under the Plan; to fix the exercise price and the duration of each SAR granted under the Plan; to establish corporate or individual performance or other vesting standards for SARs granted under the Plan; to establish any other terms and conditions of SARs granted under the Plan; and to accelerate the time at which any outstanding SAR granted under the Plan may be exercised. The Board may also grant SARs from time to time to consultants who are not employees of the Company. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any SAR granted thereunder. In addition, directors or former directors of the Company, including members or former members of the Committee, shall be entitled to indemnification by the Company to the extent permitted by applicable law and by the Company’s Articles of Incorporation or Bylaws with respect to any liability or expense arising out of such person’s participation in the administration of this Plan.

     (b) Subject to the other provisions of this Plan, and with a view to effecting its purpose, the Committee shall have sole authority in its absolute discretion: to construe and interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; to make any other determinations relating to the Plan; and to do everything necessary or advisable to administer the Plan.

     (c) All decisions, determinations, and interpretations made by the Committee shall be binding and conclusive on all SAR grantees and on their legal representatives, heirs and beneficiaries.

     Section 1.4 Shares Subject to the Plan: Reservation of Shares. The maximum aggregate number of shares of common stock of the Company available pursuant to the Plan for the grant of SARs, subject to adjustments as provided in Section 1.6, shall be 250,000 shares of the Company's common stock, no par value (the "Common Stock"). The aggregate number of shares of Common Stock with respect to which SARs under the Plan may be granted to any individual (including SARs that are subsequently cancelled) shall not exceed an aggregate of 50,000 shares of Common Stock. If any SAR granted pursuant to the Plan expires or terminates for any reason before it has been exercised in full, the unpurchased shares subject to that SAR shall again be available for the purposes of the Plan. The Company shall at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan.

     Section 1.5 Eligibility. SARs may be granted under the Plan to such key employees (including statutory employees within the meaning of Section 3121(d) of the Code), officers, directors or consultants of the Company or a subsidiary of the Company, whether or not employees, as the Committee shall select from time to time in its discretion.

     Section 1.6 Adjustments. If the shares of Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split in which the Company is the surviving entity, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which SARs may be granted under this Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised SARs that shall have been granted prior to any such change shall likewise be made. Any such adjustment in outstanding SARs shall be made without change in the aggregate purchase price applicable to the unexercised portion of any such SAR, but with a corresponding adjustment in the price for each share covered by the SAR, and shall be made in a manner consistent with the requirements of Section 409A of the Code in order for any such SAR to remain exempt from the requirements of Section 409A of the Code. In making any adjustment pursuant to this Section 1.6, any fractional shares shall be disregarded.

     In the event of a change in the Common Stock of the Company as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of the Plan.

     The grant of a SAR under the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure.

ARTICLE II

STOCK APPRECIATION RIGHTS

     Section 2.1 Grant. The Committee may cause the Company to grant SARs to eligible participants under the Plan in such amounts as the Committee, in its sole discretion shall determine. The Committee shall have complete discretion in determining the terms and conditions pertaining to such SARs consistent with the provisions of the Plan. The grant price of a SAR shall not be less than the fair market value (as hereinafter defined) per share of the Common Stock at the time the SAR is granted. For the purpose of the Plan, the "fair market value" per share of Common Stock on any date of reference shall be the Closing Price of the Common Stock referred to in clauses (i), (ii) or (iii) below, whichever appropriate, on the business day immediately preceding such date. For this purpose, the Closing Price of the Common Stock on any business day shall be: (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on the National Market System of the National Association of Securities Dealers Automated Quotation

System ("NASDAQ") or other consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system on which the Common Stock is principally traded, as reported in any newspaper of general circulation; (ii) if clause (i) is not applicable and the Common Stock is otherwise quoted on NASDAQ, or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for the Common Stock on such system for such day; or (iii) if neither clause (i) nor (ii) is applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least five of the preceding ten days. If neither clause (i) nor clauses (ii) or (iii) are applicable, "fair market value" per share of Common Stock shall be such value as shall be determined by the Committee in its sole discretion, unless the Committee shall identify a different method for determining fair market value in a fair and uniform manner.

     Section 2.2 Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

     Section 2.3 SAR Agreement. Each SAR grant shall be evidenced by a SAR agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

     Section 2.4 Term of SARs. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

     Section 2.5 Payment of SAR Amount. Upon exercise of a SAR, the grantee of the SAR shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The difference between the fair market value (as defined in Section 2.1) of a share of Common Stock on the date of exercise over the grant price; by

(b)	The number of shares of Common Stock with respect to which the SAR is exercised.

     At the discretion of the Committee or as otherwise provided in the applicable SAR agreement, the payment upon SAR exercise shall be in cash, in shares of Common Stock of equivalent value, or in some combination thereof.

     Section 2.6 SARs Not Transferable. Except as otherwise provided in the applicable SAR Agreement, SARs granted pursuant to this Plan may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent or distribution and may be exercised during the lifetime of a SAR grantee only by that grantee.

     Section 2.7 Termination of Employment, Disability or Death

     (a) If a SAR grantee ceases to be employed by the Company, or any subsidiary corporation, for any reason other than death or disability, any SAR granted to such grantee that is unexercised or still subject to any restrictions or conditions shall be terminated and forfeited, unless otherwise provided in the applicable SAR agreement.

     (b) If a SAR grantee becomes disabled within the meaning of Section 22(e)(3) of the Code while employed by the Company, or any subsidiary corporation, any SAR may be exercised at any time within three months after the date of termination of employment due to disability, unless a longer or shorter period is provided in the applicable SAR agreement.

     (c) If a SAR grantee dies while employed by the Company, or any subsidiary corporation, any SAR shall expire one year after the date of death, unless a longer or shorter period of exercise is provided in the applicable SAR agreement. During this period, the SAR may be exercised, except as otherwise provided in the applicable SAR agreement, by the person or persons to whom the SAR grantee's rights under the SAR shall pass by will or by the laws of descent and distribution, but in no event may the SAR be exercisable more than ten years from the date of grant.

     (d) Unless otherwise provided in the applicable SAR agreement, any SAR that may be exercised for a period following termination of the SAR grantee's employment may be exercised only to the extent it was exercisable immediately before such termination and in no event after the SAR would expire by its terms without regard to such termination.

     (e) Unless otherwise provided in the applicable SAR agreement, if a nonemployee director ceases to serve the Company in that capacity, the SAR grantee’s rights upon such termination shall be governed in the manner of a SAR grantee’s rights upon termination of employment as set forth above.

     Section 2.8 Reorganizations. Unless otherwise provided in the applicable SAR agreement, if the Company shall be a party to any merger or consolidation in which it is not the surviving entity or pursuant to which the shareholders of the Company exchange their Common Stock for other securities or for cash in any acquisition transaction, or if the Company shall dissolve or liquidate or sell all or substantially all of its assets, or upon consummation of a tender offer approved by the Board, all SARs outstanding under this Plan, unless otherwise provided in the applicable SAR agreement, shall terminate on the effective date of such merger, consolidation, dissolution, liquidation, sale or tender offer; provided, however, that prior to such effective date, the Committee may, in its discretion, either (i) make any or all outstanding SARs immediately exercisable, (ii) authorize a payment to any SAR grantee that approximates the economic benefit that he would realize if his SAR were exercised immediately before such effective date, (iii) authorize a payment in such other amount as it deems appropriate to compensate any SAR grantee for the termination of his SAR, or (iv) arrange for the granting of a substitute SAR to any SAR grantee.

ARTICLE III

MISCELLANEOUS PROVISIONS

     Section 3.1 Tax Reimbursement Payments or Loans. In view of the federal and state income tax savings expected to be realized by the Company upon exercise of a SAR, the Committee may, in its discretion, provide that the Company will make a cash payment or a loan or a combination thereof to the grantee of a SAR (or his personal representatives or heirs) for the purpose of assisting such grantee in the payment of personal income taxes arising from such exercise or lapse of restrictions and conditions. The basis for determining the amount and conditions of such cash payment or loan or combination thereof and the terms and conditions of any such loan shall be specified in the agreement pursuant to which the grant is made or may be subsequently determined by the Committee. The Committee, in its discretion, may from time to time forgive any such loan in whole or in part.

     Section 3.2 Tax Withholding. No SAR grantee shall be entitled to issuance of a stock certificate representing shares purchased upon exercise of a SAR until such grantee has paid, or made arrangements for payment, to the Company of an amount equal to the income and other taxes that the Company is required to withhold from such person as a result of his exercise of a SAR. In addition, such amounts as the Company is required to withhold by reason of any tax reimbursement payments made pursuant to Section 3.1 may be deducted from such payments.

     Section 3.3 Employment. Nothing in the Plan or in any SAR agreement shall confer upon any eligible employee any right to continued employment by the Company or any subsidiary of the Company, or limit in any way the right of the Company or any subsidiary of the Company at any time to terminate or alter the terms of that employment.

     Section 3.4 Effective Date of Plan. This Plan shall be effective March 2, 2009, the date of adoption of the Plan by the Board of Directors of the Company, subject to approval of the Plan by the shareholders of the Company by the a majority of the votes cast at a meeting at which a majority of the Company’s Common Stock is present either in person or by proxy held within 12 months of the date of adoption of the Plan by the Board.

     Section 3.5 Termination and Amendment of Plan. The Plan may be amended, revised or terminated at any time by the Board; provided, however, that no amendment or revision shall, without the approval of the Company’s shareholders, (a) increase the maximum aggregate number of shares subject to this Plan, except as permitted under Section 1.6; (b) change the minimum purchase price for shares subject to SARs granted under the Plan; (c) extend the maximum duration established under the Plan for any SAR; or (d) permit the granting of a SAR to anyone other than those individuals described in Section 1.5 hereof. Unless sooner terminated, the Plan shall terminate on March 2, 2019. No SAR shall be granted under the Plan after the Plan is terminated.

     Section 3.6 Prior Rights and Obligations. No amendment, suspension, or termination of the Plan shall, without the consent of the person who has received a SAR, alter or impair any of that person's rights or obligations under any SAR granted under the Plan prior to such amendment, suspension, or termination.

     Section 3.7 Securities Laws. Shares of Common Stock issuable pursuant to this Plan may, at the option of the Company, be registered under applicable federal and state securities laws, but the Company shall have no obligation to undertake such registrations and may, in lieu thereof, issue shares hereunder only pursuant to applicable exemptions from such registrations. In the event that no such registrations are undertaken, the shares shall be issued only to persons who qualify to receive such shares in accordance with the exemption from registration on which the Company relies. In connection with any issuance of shares or certificates under the Plan, the Committee may require appropriate representations from the recipient of such shares and take such other action as the Committee may deem necessary, including but not limited to placing restrictive legends on certificates evidencing such shares and placing stop transfer instructions in the Company's stock transfer records, or delivering such instructions to the Company's transfer agent, in order to assure compliance with any such exemptions. Notwithstanding any other provision of the Plan, no shares will be issued pursuant to the Plan unless such shares have been registered under all applicable federal and state securities laws or unless, in the opinion of counsel satisfactory to the Company, exemptions from such registrations are available.

     Section 3.8 Compliance With Section 409A of the Code. The Plan is intended to comply with Section 409A of the Code, to the extent applicable. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent. In that regard, and notwithstanding any provision of the Plan to the contrary, the Company reserves the right to amend the Plan or any award granted under the Plan, by action of the Committee, without the consent of any affected participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Section 409A of the Code and the regulations promulgated thereunder.

▼ DETACH PROXY CARD HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF THE DIRECTOR NOMINEES LISTED BELOW.
Mark “X” for only one box. Shares will be voted in the manner directed. If no direction is indicated, shares will be voted “FOR” the following director nominees:
1 – James A. Fine, Jr. 2 – H. Joe King, Jr. 3 – James R. Morton
☐	FOR all nominees	☐	WITHHOLD authority for all nominees		☐	Withhold authority to vote for any individual nominee.
To withhold authority to vote for any nominee, write number(s) of nominee(s) below. _____________________________________________________________________
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE APPROVAL OF THE 2009 STOCK APPRECIATION RIGHT PLAN.
☐	FOR	☐	AGAINST		☐	ABSTAIN
In their discretion, the proxies are authorized to vote in their best judgment with respect to any other business that may properly come before the meeting.

				Dated:		, 2009

(Signature)
(Signature if held jointly)
SHAREHOLDER
NUMBER OF SHARES
Note: Please sign above exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer, giving title as such. If a partnership, please sign in partnership name by authorized person.

▼ DETACH PROXY CARD HERE ▼

121 North Columbia Street, Chapel Hill, North Carolina 27514

This Proxy is Solicited on Behalf of the Board of Directors for the
Annual Meeting of Shareholders on May 20, 2009.

The undersigned hereby appoints J. Allen Fine and W. Morris Fine, and each of them, each with power of substitution, as lawful proxies, to vote all shares of common stock of Investors Title Company that the undersigned would be entitled to vote if personally present at the Annual Shareholders’ Meeting of Investors Title Company to be held at The Siena Hotel located at 1505 East Franklin Street, Chapel Hill, North Carolina on Wednesday, May 20, 2009 at 11:00 a.m. EDT, and at any adjournment thereof, upon such business as may properly come before the meeting. Please sign and date on reverse side and return in the enclosed postage-paid envelope.

PROXY

PLEASE SIGN ON REVERSE SIDE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.